          INFORMATION HOLDINGS INC. REPORTS RESULTS FOR FOURTH QUARTER
                        AND YEAR ENDED DECEMBER 31, 1999

              Fourth quarter revenues increase 34% to $18.9 million

               Fourth quarter EBITDA increases 55% to $7.1 million

     NEW YORK, FEBRUARY 24, 2000 - Information Holdings Inc. (NYSE: IHI) today announced results for the three months and year ended December 31, 1999.

     Revenues for the fourth quarter of 1999 increased 34.4% to $18.9 million from $14.1 million in the fourth quarter of 1998. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 54.9% to $7.1 million from $4.6 million in the prior year period. Net income decreased to $2.5 million in the fourth quarter of 1999, or $0.15 per share, from $3.2 million, or $0.19 per share, in the fourth quarter of 1998. The Company did not record a provision for federal income taxes in the prior year period due to the full reversal of deferred tax valuation allowances.

     Revenues for the year ended December 31, 1999 increased 26.0% to $58.8 million from $46.7 million in the prior year. EBITDA increased 51.7% to $17.3 million in fiscal 1999 from $11.4 million in fiscal 1998. Net income increased to $6.0 million, or $0.36 per share, from $4.8 million, or $0.28 per share on a pro forma basis, in prior year. The Company did not record a provision for federal income taxes in fiscal 1998 due to the full reversal of deferred tax valuation allowances.

     Commenting on the results, Mason Slaine, President & CEO said, "Our excellent results in the fourth quarter complete a very successful 1999 for IHI. We achieved strong growth in our core businesses, completed and successfully integrated four strategic acquisitions and announced the formation of CorporateIntelligence.com, our B2B Internet portal for the intellectual property market. We believe the strong performance of our existing businesses, our excellent financial position and our B2B Internet opportunities leave us well positioned as we enter the year 2000."

Fourth Quarter Results:

     Revenues increased $4.8 million, or 34.4%, due primarily to: revenues of $2.5 million at Master Data Center (MDC), which was acquired in August 1999; an increase of $1.3 in Internet sales at MicroPatent; an increase of $1.2 million in sales of patents and files histories at Optipat and Faxpat, businesses acquired in 1999; and an increase of $0.5 million in book sales at CRC Press. These increases were partly offset by a decline of $0.4 million at CRC's Auerbach unit, due in part to a transition to a web-based product line; and a decline of $0.2 million in CD-ROM sales at MicroPatent, due primarily to a migration to Internet sales.

     Gross profit margins were 72.8%, compared to 74.6% in the fourth quarter of 1998. Gross margins declined primarily as a result of the inclusion of MDC, which has lower gross margins than the other IHI units. Gross margins decreased slightly at MicroPatent due to its acquisitions of Optipat and Faxpat, which have lower gross profit margins than MicroPatent. CRC Press gross margins increased in the quarter, primarily related to book publishing operations.

     EBITDA increased $2.5 million to $7.1 million due primarily to increased gross profits of $3.3 million, partly offset by higher selling, general and administrative (SG&A) expenses of $0.6 million. Increased SG&A expenses relate primarily to operating expenses of businesses acquired in 1999.

     Net income decreased $0.7 million to $2.5 million, compared to $3.2 million in the fourth quarter of 1998. The decline in net income is a result of an increase in the provision for income taxes of $1.9 million. The Company did not record a provision for federal income taxes in the prior year period due to full reversal of deferred tax valuation allowances. Income before income taxes increased by $1.2 million, or 39%. This pre-tax increase is due primarily to the increase in EBITDA of $2.5 million, partly offset by higher amortization of intangible assets of $0.8 million and decreased interest income of $0.6 million.

Full Year Results:

     Revenues increased $12.1 million, or 26.0%, due primarily to: an increase of $4.0 million in book sales at CRC Press; revenues of $3.8 million at MDC; an increase of $3.3 million in sales of patents and files histories at Optipat and Faxpat; and an increase of $3.2 million in Internet sales at MicroPatent. These increases were partly offset by a decline of $1.6 million at CRC's Auerbach unit; and a decline of $0.9 million in CD-ROM sales at MicroPatent.

     Gross profit margins were 73.2%, compared to 74.9% in the prior year, due primarily to the inclusion of recently acquired businesses which have lower gross margins than the existing businesses. EBITDA increased $5.9 million to $17.3 million due to increased gross profits of $8.1 million, partly offset by higher SG&A expenses of $2.2 million. Increased SG&A expenses relate primarily to operating expenses of businesses acquired in 1999 and normal cost increases, offset by a decline of $1.1 million related to one-time charges incurred in 1998.

     Net income increased $1.2 million to $6.0 million, compared to $4.8 million in 1998. The improvement is due primarily to the increase in EBITDA of $5.9 million and an increase in interest income of $0.2 million. These increases were partly offset by increased depreciation and amortization of $0.6 million and an increase in the provision for income taxes of $4.2 million. The Company did not record a provision for federal income taxes in the prior year period due to the full reversal of deferred tax valuation allowances.

     Information Holdings Inc. is a leading provider of information products and services, primarily to the intellectual property and scientific markets. Through its CorporateIntelligence.com unit, which includes MicroPatent and Master Data Center, the Company provides a broad array of databases, information products and complementary services for intellectual property professionals. The Company is recognized as a leading



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provider of intellectual property information over the Internet. In addition, the Company's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. Information Holdings Inc. is listed on the New York Stock Exchange and trades under the symbol IHI.

This press release includes statements which may constitute forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                            (Financial Tables Follow)

For further information, contact:

Vincent A. Chippari                                       Chris Plunkett
Executive Vice President & Chief Financial Officer        Brainerd Communicators
Information Holdings Inc.                                 212-986-6667
203-961-9208



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
                            Information Holdings Inc.
                      Consolidated Statement of Operations
                                   (Unaudited)
                                                 Three Months Ended                    Year Ended
                                                    December 31,                      December 31,
                                         ----------------------------------- -------------------------------
(in thousands, except per share data)          1999              1998             1999            1998
                                         ----------------- ----------------- --------------- ---------------

Revenues                                       $ 18,913          $ 14,067        $ 58,778        $ 46,651
Cost of Sales                                     5,152             3,579          15,742          11,707
                                         ----------------- ----------------- --------------- ---------------
Gross Profit                                     13,761            10,488          43,036          34,944
                                         ----------------- ----------------- --------------- ---------------

Operating expenses:
   Selling, general and administrative            7,252             6,671          28,142          24,871
   Depreciation and amortization                  2,221             1,386           5,962           5,313
   Severance and special bonuses                      -                 -               -           1,050
                                         ----------------- ----------------- --------------- ---------------
  Total operating expenses                        9,473             8,057          34,104          31,234
                                         ----------------- ----------------- --------------- ---------------

Income from operations                            4,288             2,431           8,932           3,710

Other Income (expense):
   Interest income                                  148               753           1,687           1,444
   Interest expense                               (147)              (99)           (357)           (327)
   Other expense                                      -                 -            (18)               -
                                         ----------------- ----------------- --------------- ---------------

Income before income taxes                        4,289             3,085          10,244           4,827
Provision (benefit) from income taxes             1,778              (93)           4,227              42
                                         ----------------- ----------------- --------------- ---------------
Net income                                      $ 2,511           $ 3,178         $ 6,017         $ 4,785
                                         ================= ================= =============== ===============

Net income per common share amounts:
     Basic earnings                               $0.15             $0.19           $0.36
                                         ================= ================= ===============
     Diluted earnings                             $0.15             $0.19           $0.35
                                         ================= ================= ===============

Pro forma income data:
     Income before income taxes, as reported                                                      $ 4,827
     Pro forma income taxes                                                                            42
                                                                                             ---------------
     Pro forma net income                                                                         $ 4,785
                                                                                             ===============

     Pro forma basic and diluted net income per share                                              $ 0.28
                                                                                             ===============

                            Information Holdings Inc.
                           Consolidated Balance sheets
                                 (in thousands)

                                                     December 31  December 31
                                                         1999         1998
                                                     ------------ --------------
                                                     (Unaudited)
Assets
Current Assets:
   Cash and cash equivalents                            $ 7,551     $57,270
   Accounts receivable, net                              16,997       9,286
   Inventories                                            5,078       4,832
   Prepaid expenses and other current assets              2,173       1,945
   Deferred income taxes                                  2,137         777
                                                     ------------ --------------
Total current assets                                     33,936      74,110

Property and equipment, net                               4,377       4,173
Pre-publication costs, net                                3,478       3,474
Publishing rights and other intangible assets, net       78,260      21,265
Goodwill, net                                            15,629         336
Other assets                                              2,978       1,433
                                                     ------------ --------------

Total assets                                           $138,658    $104,791
                                                     ============ ==============

Liabilities and Stockholders' Equity
Current liabilities:
   Current portion of capitalized lease obligations        $279        $261
   Accounts payable                                      13,339       4,074
   Accrued expenses                                       5,479       1,821
   Royalties payable                                      1,304       1,935
   Deferred subscription revenue                          9,280       8,530
                                                     ------------ --------------
Total current liabilities                                29,681      16,621

Capital leases                                            2,415       2,694
Deferred income taxes                                    14,976           -
Other long-term liabilities                                 651         683
                                                     ------------ --------------
Total liabilities                                        47,723      19,998
                                                     ------------ --------------

Shareholders equity:
   Preferred stock                                        $   -        $  -
   Common stock                                             170         169
   Additional paid in capital                            84,874      83,750
   Retained earnings (deficit)                            5,891       (126)
                                                     ------------ --------------
Total shareholders equity                                90,035      84,793
                                                     ------------ --------------

Total liabilities and shareholders equity              $138,658    $104,791
                                                     ============ ==============